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                                                                     EXHIBIT 99


                         [MESA NEWS RELEASE LETTERHEAD]

FOR IMMEDIATE RELEASE                                        CONTACT: JAY ROSSER
APRIL 29, 1996                                                      214-402-7019

           MESA ANNOUNCES DEFINITIVE AGREEMENT FOR RECAPITALIZATION

Rainwater equity investment, refinancing will strengthen company's financial
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structure
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         (IRVING, TEXAS) -- MESA Inc. today said it has signed a definitive agreement with a partnership controlled by Rainwater, Inc., intended to recapitalize the company with a $265 million equity infusion and a complete refinancing of the company's remaining debt.

         The proposed transaction will be submitted to a special meeting of MESA stockholders in June. As previously announced, the two parties signed a letter of intent in late February that outlined the proposed transaction.

         Upon approval by MESA stockholders and completion, the transaction will reduce MESA's annual interest expense by approximately $60 million by repaying a portion of MESA's outstanding debt and refinancing the balance at lower interest rates.

         "Signing the definitive agreement brings us one step closer to a new growth opportunity for MESA and its stockholders," said Chairman and CEO Boone Pickens.

         Terms of the definitive agreement are substantially the same as those outlined in the letter of intent. Major provisions include:

         * A partnership controlled by Rainwater, Inc., will purchase $133 million of convertible preferred stock. MESA will also conduct a rights offering in which stockholders will be entitled to purchase a total of $132 million of convertible preferred stock at $2.26 per





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share, the same price at which Rainwater will purchase the convertible stock.
Alternatively, stockholders will be entitled to sell their rights on the open market. The Rainwater partnership will provide a standby commitment to purchase any remaining convertible preferred stock not purchased by stockholders in the rights offering.

         Each preferred share will be convertible into one common share of MESA at any time prior to mandatory redemption in 2008. The preferred stock will receive an 8 percent pay-in-kind dividend for the first four years. In subsequent years, MESA would, at its option, pay the 8 percent dividend in cash or additional preferred shares, depending on certain financial tests.

         * MESA will repay and/or refinance all of its outstanding indebtedness (approximately $1.2 billion at December 31, 1995) and has secured a commitment for a $500 million revolving credit facility from The Chase Manhattan Bank, N.A., and Bankers Trust Company. MESA also has received a "highly confident" letter regarding the sale of up to $525 million of subordinated notes which are expected to be sold in an underwritten public offering. Proceeds from the bank commitment and the subordinated notes, when added to the $265 million equity investment and cash on hand, will provide MESA with the necessary funding to repay or refinance all of its existing debt obligations.

         * Rainwater will have the right to elect a majority of MESA's directors as long as certain minimum ownership requirements are met. Except for voting rights to elect directors, the rights of preferred shares to be issued in the rights offering will be substantially identical to those to be purchased by Rainwater.

         MESA has set its annual stockholder meeting for July 30, 1996.





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         MESA said that, in addition to the MESA/Rainwater transaction, the company plans to submit for stockholder approval at the special meeting a separate proposal for a one-for-four reverse stock split with respect to all outstanding MESA stock, including the new preferred stock.

         (Copies of MESA and MESA Environmental news releases issued during the past 12 months are available for retrieval on MESA's Internet home page: http://www.mesainc.com)





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